As filed with the Securities and Exchange Commission on February 17, 2022
Registration No. 333-194566
Registration No. 333-202701
Registration No. 333-216374
Registration No. 333-221191
Registration No. 333-223373
Registration No. 333-230026
Registration No. 333-236778
Registration No. 333-248586
Registration No. 333-253453

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-194566
FORM S-8 REGISTRATION STATEMENT NO. 333-202701
FORM S-8 REGISTRATION STATEMENT NO. 333-216374
FORM S-8 REGISTRATION STATEMENT NO. 333-221191
FORM S-8 REGISTRATION STATEMENT NO. 333-223373
FORM S-8 REGISTRATION STATEMENT NO. 333-230026
FORM S-8 REGISTRATION STATEMENT NO. 333-236778
FORM S-8 REGISTRATION STATEMENT NO. 333-248586
FORM S-8 REGISTRATION STATEMENT NO. 333-253453
UNDER THE SECURITIES ACT OF 1933

CASTLIGHT HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	29-1989091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, CA 94105
Telephone Number: (415) 829-1400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2014 Equity Incentive Plan
2008 Stock Incentive Plan
2014 Employee Stock Purchase Plan
Non-Plan Restricted Stock Unit Agreement (Inducement Restricted Stock Unit Award)
Non-Plan Stock Option Agreement (Inducement Stock Option Award)
Options to Purchase Common Stock Granted under the Jiff, Inc. 2010 Stock Plan Assumed by the Registrant
(Full title of the plans)

Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, CA 94105
Telephone Number: (415) 829-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Castlight Health, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.0001 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-194566), which was filed with the Commission on March 14, 2014, pertaining to the registration of 54,653,595 Shares issuable under the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan and the 2008 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-202701), which was filed with the Commission on March 12, 2015, pertaining to the registration of 4,559,569 Shares issuable under the 2014 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-216374), which was filed with the Commission on March 1, 2017, pertaining to the registration of 5,215,546 Shares issuable under the 2014 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-221191), which was filed with the Commission on October 27, 2017, pertaining to the registration of 5,382,613 Shares issuable under Options to Purchase Common Stock Granted under the Jiff, Inc. 2010 Stock Plan assumed by the Registrant.

•	Registration Statement on Form S-8 (No, 333-223373), which was filed with the Commission on March 1, 2018, pertaining to the registration of 2,046,684 Shares issuable under the 2014 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-230026), which was filed with the Commission on March 1, 2019, pertaining to the registration of 2,000,000 Shares issuable under the 2014 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-236778), which was filed with the Commission on February 28, 2020, pertaining to the registration of 7,410,460 Shares issuable under the 2014 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-248586), which was filed with the Commission on September 3, 2020, pertaining to the registration of 1,938,870 Shares issuable under the Non-Plan Restricted Stock Units Agreement (Inducement Restricted Stock Unit Award) and the Non-Plan Stock Option Agreement (Inducement Stock Option Award).

•	Registration Statement on Form S-8 (No. 333-253453), which was filed with the Commission on February 24, 2021, pertaining to the registration of 7,788,353 Shares issuable under the 2014 Equity Incentive Plan.
On January 4, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vera Whole Health, Inc., a Delaware corporation (“Parent”) and Carbon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, effective February 17, 2022, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent.
As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of February, 2022.

Castlight Health, Inc.

By:	/s/ Will Bondurant
Name:	Will Bondurant
Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Maeve O'Meara	Chief Executive Officer (Principal Executive Officer)	February 17, 2022
Maeve O'Meara

/s/ Will Bondurant	Chief Financial Officer (Principal Financial Officer)	February 17, 2022
Will Bondurant

/s/ Eric Chan	Chief Accounting Officer (Principal Accounting Officer)	February 17, 2022
Eric Chan

/s/ Ryan Schmid	Director	February 17, 2022
Ryan Schmid